Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

First Quarter 2024 Earnings Teleconference

April 30, 2024, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Edison International’s core EPS for first quarter 2024 was $1.13. We are pleased with our start to the year and are confident in affirming our 2024 core EPS guidance of $4.70 to $5.05. We also remain confident in delivering on our long-term EPS growth targets of 5 to 7% for 2021 through 2025, and 2025 through 2028. Our conviction remains grounded in the drivers that continue to support our outlook.

Starting with SCE’s legacy wildfires, the utility continues to advance the process of resolving claims. Based on the latest information available, which Maria will expand on, the best estimate of losses increased by $490 million, or $333 million after tax. With wildfires now a national issue, litigation outcomes outside of California are impacting the costs to resolve claims everywhere. We remain committed to achieving ultimate certainty by working through the process expeditiously and seeking cost recovery. We are confident about the case SCE has made in TKM and will make for Woolsey. I would like to reiterate that we strongly believe that cost recovery is warranted and in the public interest, and we conservatively have not reflected this significant potential in our financial projections.

On the operations front, I want to start by highlighting Edison’s leadership of the industry’s response to climate change. Recent wildfires across the nation have provided a stark reminder of the changing climate conditions, which underscore the need for further enhancing resiliency and adaptation as we transition to a clean energy future. SCE is a clear leader in wildfire mitigation and is sharing its expertise with peers across the industry who are now experiencing similar conditions. We have shown that wildfire risk associated with utility infrastructure is manageable. Also, our state has dramatically increased resources for fire suppression, including having the largest civil aerial firefighting fleet in the world. Our regulators understand the importance of financially healthy utilities. AB 1054 put in place constructive prudency standards and the insurance fund. Over the past five years, SCE has invested about $5 billion of wildfire mitigation-related capital and expects to invest more than $6 billion over the next 5 years. This investment ranks among the highest levels in the utility sector. On page 3, you can see the numbers and the results. I will point out that SCE has not seen ignitions due to the failure of covered conductor and the program is well recognized for its effectiveness.

Putting this all together into what it means for reducing future risk of losses from wildfires, we estimate the risk is 85 to 88% lower than pre-2018. Turning to page 5, let me highlight three key points that enhance the significance of this reduction. First, physical mitigation dominates. Unlike heavy reliance on operational measures like power shutoffs or fast curve settings, the primary driver behind this risk reduction is physical mitigation. This is important because it means a much lower burden for customers. Second, SCE’s estimate comes from Moody’s RMS’ industry-leading model, widely trusted by insurers. This model considers intricate factors—terrain, vegetation, historical data, and more—to predict wildfire probabilities. Third, to estimate the probabilities of losses in dollar terms, we employ a stochastic model. This model runs 50,000 simulations considering potential ignitions and fire sizes, while incorporating SCE’s mitigation strategy. This approach contrasts with simpler deterministic methods used by some other companies and regulators that only analyze past events. In summary, our rigorous, data-driven approach—validated externally—paints a clear picture: SCE's risk profile today is dramatically different than in the past as a result of the utility’s mitigation efforts.

To focus specifically on grid hardening, pages 6 and 7 highlight SCE’s significant progress to date. I’m pleased with the progress our team has made and look forward to continued progress making our communities even safer. By the end of 2025, SCE expects to be approaching 90% physical hardening of its distribution lines in high fire risk areas. With over 7,300 miles already underground and more than 5,700 overhead miles hardened, SCE’s total hardened miles surpass those of all other California IOUs combined. We’re really proud of these efforts to swiftly enhance grid safety for SCE’s customers.

Turning to load growth, after years of relatively flat demand, we are seeing 2 to 3% annual growth in the coming years, with an inflection point above 3% annual growth beginning in 2028. In SCE’s service area, we project this growth will be driven by the continued adoption of EVs, increases in industrial electrification, and higher penetration of building electrification. In California, one-fourth of new cars sold in 2023 were zero emission vehicles and that trend is continuing into 2024. As another indication of this acceleration, the state recently reached a milestone of over 100,000 public EV chargers now installed throughout California, which is on top of over 500,000 at-home chargers. Southern California already has a significant data center presence, so while we also see load growth potential from this sector, we expect transportation electrification to drive a more substantial increase in the region’s electricity demand.

As our investment levels grow to support economywide electrification, affordability remains top-of-mind. We have demonstrated cost leadership over the years, resulting in the lowest system average rate among the major California IOUs. This discipline of managing our costs is a continuous focus. For example, we previously highlighted that the 2025 GRC application included $41 million of annual O&M savings as an immediate benefit for customers. Building on that, in SCE’s rebuttal testimony submitted earlier this month, the utility identified another $35 million of annual O&M savings to further mitigate the revenue increase.

2024 is very much a year of execution across the business and we are pleased with our start to the year. SCE continues to make significant investments and make the grid safer year after year. We continue to see constructive regulatory decisions. SCE is also making progress toward full resolution of the legacy wildfires. All of this allows us to remain confident in our ability to achieve our near- and long-term commitments.

I will conclude by reemphasizing that Edison International offers an excellent investment vehicle to participate in California’s clean energy transition. SCE is hardening the grid every day, to the benefit of customers and investors, and its wildfire mitigation execution has shown positive results for five wildfire seasons running. California is at the forefront of electrification, decarbonization, and climate adaptation. As an electric-only, wires-focused utility, SCE is in a strong position to focus on the future, which will be electric-led. Our commitment to clean energy leadership and innovation is well-recognized in the industry and has only been further elevated as the impacts of climate change become more prominent. Ensuring the grid is reliable, resilient, and ready is paramount to achieving the clean energy transition and the driving theme of our investments and growth.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I will cover first quarter 2024 results, provide an update on regulatory proceedings, and discuss 2024 EPS guidance. I also want to reaffirm our continued confidence in achieving our EPS growth targets.

Let me begin with first quarter results. EIX reported core EPS of $1.13. As you can see from the year-over-year quarterly variance analysis shown on page 8, core earnings grew by 4 cents, primarily due to higher CPUC revenue authorized in Track 4 of the 2021 GRC and higher authorized rates of return, partially offset by higher interest expense associated with debt for wildfire claims payments. EIX Parent and Other was in line with the same period last year.

Turning to SCE’s capital and rate base forecasts shown on pages 9 and 10, these are consistent with last quarter’s disclosures. The bulk of the capital plan will be addressed by SCE’s 2025 GRC. The rate case includes investments necessary to meet the critical objectives of reliability, resiliency, and readiness to meet customers’ needs today and in the future. This includes gearing up traditional distribution grid investment on activities such as infrastructure replacement and load growth, as well as continued wildfire mitigation. SCE is facing the fastest electricity demand growth in decades. Thus, the capital plan reflects resuming traditional levels of infrastructure replacement necessary for system reliability and making significant investments to support load growth driven in large part by transportation electrification. During the first quarter, intervenors submitted their testimony and recommendations in the GRC proceeding. The key points are summarized on page 11. In summary, we are not surprised by Cal Advocates and TURN’s focus areas, and we are confident that we will secure a good outcome for customers. Altogether, their recommendations would translate to rate base growth of approximately 6%, which is consistent with our projected 6 to 8% rate base growth range.

Further on the regulatory front, SCE is advancing a handful of other key proceedings, including the 2022 CEMA, the TKM cost recovery application, and the recently filed WMCE application. Earlier this month, SCE received a favorable proposed decision in the 2022 CEMA proceeding. If adopted, it would authorize $191 million of revenue that would be recovered over 12 months, and fully approve $312 million of capital expenditures. The PD is scheduled to be voted on at the CPUC’s May 30th meeting. It’s a big positive to get this decision early in the year and its approval strengthens our 2024 EPS guidance. Additionally, the ALJ in the cost of capital proceeding recently issued a proposed decision that would deny intervenors’ petition for modification that sought to suspend the cost of capital mechanism. This decision is consistent with the intent articulated by the CPUC when the cost of capital mechanism was originally adopted and reinforces our views on the topic and the constructive California regulatory environment.

Page 12 provides an update on the resolution of SCE’s legacy wildfires, which continues to advance. The change in the estimated losses was primarily driven by information obtained related to the Woolsey Fire mediation program. Recall that plaintiffs who had opted-in to the program were required to submit their demands by a deadline in February. The demands received revealed that more plaintiffs intend to continue to pursue claims, as considerably fewer plaintiffs have dropped their litigation in Woolsey than observed in the TKM process. Settlement outcomes during the quarter also exceeded previously estimated values. SCE has now resolved 97% of TKM individual plaintiff claims and 86% of Woolsey individual plaintiff claims and is on track to file the Woolsey cost recovery application in Q3. I will remind you that SCE intends to seek full recovery of all eligible costs, so the increase will be reflected in the cost recovery application. In the TKM proceeding, next steps include intervenor testimony due May 29, and SCE’s rebuttal testimony due June 28.

Turning to EPS guidance, page 13 shows our 2024 core EPS guidance and modeling considerations. We are pleased with our start to the year and are confident in affirming the range of $4.75 to $5.05. As Pedro mentioned, the estimated losses for the 2017 and 2018 events increased. As a reminder, SCE funds the cost to resolve claims with debt, which is excluded from its regulatory capital structure. Thus, SCE expects to issue additional debt, which will result in about 2 cents of incremental interest expense in 2024. Regardless, we maintain our confidence in achieving our EPS guidance. SCE’s cost recovery applications include the financing costs associated with resolving claims, so this increase will also be reflected in the cost recovery application.

On the financing front, I want to underscore that we have limited equity needs as we continue to deploy substantial amounts of capital and extend our dividend track record. As shown on page 14, the parent’s 2024 financing plan is nearly complete, and we have already addressed our equity needs via internal programs. Also, we maintain our forecast of about $100 million of equity per year through 2028. As you can see on the right side of page 15, SCE’s strong cash flow generation and the incremental debt to finance accretive growth address nearly all our cash needs through 2028.

We have significantly strengthened our balance sheet through efficient financing execution, along with regulatory asset recovery of about $4 billion over the last three years and approximately $2 billion expected through 2025. This ability to track and recover prior spending is yet another constructive feature of our regulation, which balances the ability to execute critical work with strong regulatory oversight. In recognition of our balance sheet strength, we were pleased that last week S&P affirmed our credit ratings and stable outlook. Importantly, they lowered our FFO-to-debt downgrade threshold to 14% from 15%, noting the key driver of this action is the company’s decreasing business risk. We’re proud to see S&P’s recognition of our leadership role in mitigating wildfire risk, especially in an environment where climate risks and credit thresholds across the industry are increasing. Lastly, I’ll remind you that we’ve provided modeling sensitivities to help you quantify what cost recovery for the 2017 and 2018 events means for a few key metrics. Each billion dollars of recovery would improve our FFO-to-

debt ratio by about 40 to 50 basis points and reduce interest expense by $35 million per year. These benefits don’t only accrue to our owners. We believe customers will benefit by potentially avoiding as much as $4.9 billion of excess financing costs—a clear win for overall affordability.

Let me conclude by saying that our confidence in meeting our financial targets remains strong. Underpinning this confidence in the near term and long term is our focus on execution. Execution to deliver on our earnings targets. Execution to advance regulatory proceedings. And, execution of our cost management initiatives, the cornerstone for SCE’s cost leadership and lowest system average rate among major IOUs in California.